Exhibit 5.1

One Financial Center Boston, MA 02111 617-542-6000 617-542-2241 fax www.mintz.com

August 19, 2014

MELA Sciences, Inc.

50 S. Buckhout Street, Suite 1

Irvington, New York 10533

Ladies and gentlemen:

We have acted as counsel for MELA Sciences, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission on August 19, 2014 under the Securities Act of 1933, as amended covering the offering for resale, on a delayed or continuous basis, of 21,637,429 shares (the “Common Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), including 10,643,276 shares of Common Stock (the “Conversion Shares”) reserved for issuance upon the conversion of (a) 12,300 shares of the Company’s Series B Convertible Preferred Stock, $0.10 par value per share (the “Series B Preferred Stock”) and (b) an aggregate of $15,000,004.60 of 4% senior secured convertible debentures (the “Debentures”), and 10,994,153 shares of Common Stock reserved for issuance pursuant to warrants (the “Warrants”) to purchase shares of Common Stock (the “Warrant Shares”). The Conversion Shares and the Warrant Shares are issuable pursuant to the Securities Purchase Agreement, dated July 21, 2014, by and among the Company and the selling securityholders named in the Registration Statement.

As counsel to the Company, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. Upon the basis of such examination, we advise you that in our opinion that:

(a)	the Conversion Shares have been duly authorized and reserved for issuance, and when issued upon conversion of the Series B Preferred Stock and the Debentures in accordance with the terms thereof, will be legally issued, fully paid and nonassessable; and

(b)	the Warrant Shares have been duly authorized and reserved for issuance, and, when issued upon exercise of the Warrants in accordance with the terms thereof, will be legally issued, fully paid and nonassessable.

The opinions expressed herein are limited to questions arising under the General Corporation Law of the State of Delaware and the Federal laws of the United States of America, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

BOSTON | LONDON | LOS ANGELES | NEW YORK | SAN DIEGO | SAN FRANCISCO | STAMFORD | WASHINGTON

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

August 19, 2014

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and

Popeo, P.C.

MINTZ, LEVIN, COHN, FERRIS,

GLOVSKY AND POPEO, P.C.